EMPLOYMENT AGREEMENT
                              --------------------


         THIS EMPLOYMENT AGREEMENT (the "Agreement"), effective this 20th day of September, 1999, is made by and among HOMESEEKERS.COM, INCORPORATED ("HomeSeekers"), a Nevada corporation, and STEVEN HIGHTOWER (the "Employee").

         WHEREAS, HomeSeekers, Terradatum, Incorporated, a Nevada corporation, Terradatum, Incorporated, a California corporation ("Terradatums entered into that certain Agreement and Plan of Merger, dated September 20, 1999 (the "Agreement and Plan of Merger");

         WHEREAS, pursuant to the closing of the Agreement and Plan of Merger, HomeSeekers wishes to employ Employee as Executive Vice President of HomeSeekers' MSL 2000 Division, with such other duties and responsibilities as HomeSeekers may reasonably assign to Employee consistent with the nature and character of such employment within Employee's job classification within HomeSeekers (the "Position");

         WHEREAS, pursuant to the closing of the Agreement and Plan of Merger, Employee wishes to accept such employment subject to the terms and conditions of this Agreement;

         NOW, THEREFORE, pursuant to the closing of the Agreement and Plan of Merger, in consideration of such employment and other valuable consideration, receipt of which is hereby acknowledged, HomeSeekers and Employee agree as follows:

SECTION 1. EMPLOYMENT.

         HomeSeekers hereby employs Employee, and Employee hereby accepts employment, as Executive Vice President of HomeSeekers' MSL 2000 Division.

SECTION 2. TERM.

         2.1 Term. The term of this Agreement ("Term") shall be three years, beginning on September 22, 1999 (the "Commencement Date").

         2.2 Termination of Employment by Death. Employee's employment with HomeSeekers shall terminate automatically upon Employee's death.

         2.3 Termination of Employment by Disability. HomeSeekers shall have the right to discharge Employee during any period in which Employee is considered by HomeSeekers to be disabled. Employee shall be considered disabled if, based upon the results of a qualified physician's examination, in the sole opinion of HomeSeekers, Employee is prevented, after reasonable accommodation by HomeSeekers, from properly performing his duties due to a mental or physical illness, sickness, or other condition for a period of forty-five (45) consecutive business days in any twelve (12) month period.

Employment Agreement
Steven Hightower
Page -2-

         2.4 Termination of Employment for Cause. HomeSeekers shall have the right to discharge Employee at any time for cause. For this purpose, "cause" shall mean the occurrence of any of the following, while Employee is employed by
HomeSeekers:

                  (a) Employee willfully engages in any misconduct that materially injures HomeSeekers or any affiliate of HomeSeekers, monetarily or otherwise;

                  (b) Employee willfully performs any action which is demonstrably and materially injurious to HomeSeekers or any affiliate of HomeSeekers, monetarily or otherwise;

                  (c) Employee is convicted in a final non-appealable manner of, or pleads nolo contendere to, (i) any criminal violation involving dishonesty, fraud, or breach of trust; or (ii) any felony;

                  (d) Employee commits any material act of dishonesty, fraud, misrepresentation or other act of moral turpitude;

                  (e) Employee willfully or habitually neglects the Employee's duties that he is required to perform under the terms of this Agreement for a period of more than ten (10) business days after being delivered a written demand for performance that identifies such failure;

                  (f)      Employee engages in gross carelessness or misconduct;
                           or

                  (g) Employee violates any material fiduciary duty owed to HomeSeekers.

         2.5 Termination of Employment for any other reason. HomeSeekers may terminate Employee's employment at any time upon thirty (30) days written notice to Employee.

         2.6 Obligations of Employee on Termination. Employee acknowledges and agrees that all property, including keys, credit cards, books, manuals, records, reports, notes, contracts, customer lists, confidential information, copies of any of the foregoing and any equipment furnished to Employee by HomeSeekers, belong to HomeSeekers and shall be promptly returned to HomeSeekers upon termination of employment.

         2.7 Obligations of HomeSeekers upon Termination. If Employee's employment is terminated by HomeSeekers for cause, this Agreement shall terminate as provided by its terms and HomeSeekers' obligations to Employee under this Agreement shall be limited to (i) the prorated payment of Employee's salary through the date of termination to the extent not paid by then; (ii) the payment of earned bonus or incentive payments due Employee, if any, at the time of termination

Employment Agreement
Steven Hightower
Page -3-

under any bonus or incentive plans in which Employee participated prior to termination; and (iii) the payment of any reimbursable business expenses that were incurred by Employee prior to termination in accordance with HomeSeekers' policies and that were not reimbursed by HomeSeekers at the time of the termination of this Agreement.

         2.8 Obligations of HomeSeekers upon Termination Other than for Cause. If Employee's employment is terminated by HomeSeekers other than for cause, this Agreement shall terminate as provided by its terms and HomeSeekers' obligations to Employee under this Agreement shall be limited to (i) payment of a sum equal to twelve months base salary specified in Section 3.1 of this Agreement; (ii) the payment of earned bonus or incentive payments due Employee, if any, at the time of termination under any bonus or incentive plans in which Employee participated prior to termination; (iii) the payment of any reimbursable business expenses that were incurred by Employee prior to termination in accordance with HomeSeekers' policies and that were not reimbursed by HomeSeekers at the time of the termination of this Agreement. and (iv) stock options granted to Employee pursuant to 3.4 hereunder shall immediately vest as of the date of any such termination as though the date of termination had occurred after the last day of the next succeeding date of this Agreement; e.g., if termination occurs during the second year of employment, all options granted during the second year will immediately vest as of the date of termination (in addition to the previously vested first year options). As of the date of termination of this Agreement, and on payment of any sums due hereunder, HomeSeekers' obligations to Employee under this Agreement shall terminate and HomeSeekers will have no further obligation to pay Employee or his estate, beneficiaries, or legal representatives any compensation or any other amounts, except as otherwise provided by law.

SECTION 3. COMPENSATION.

         3.1 Base Salary. As compensation for services rendered under this Agreement, Employee shall be entitled to receive a salary of One Hundred Thirty Thousand Dollars ($130,000) per year. Such salary shall be earned bi-weekly and shall be payable bi-weekly in accordance with HomeSeekers' customary practices for peer employees. HomeSeekers shall withhold and deduct from the salary all taxes required by federal and state laws and any other authorized deductions. HomeSeekers will review Employee's salary at least annually. HomeSeekers may in its sole discretion increase Employee's base salary. Increases will be granted according to the employee's performance, annual review, and job classification as described in the HomeSeeker's Policies and Procedures Manual then in effect. Increases will have parity within job classifications.

         3.2 Bonus. In addition to the annual base salary set forth in paragraph
3.1 of this Agreement, Executive shall be entitled to a quarterly target bonus that shall be based on performance standards established by HomeSeekers President of the MLS Division and that shall equal a maximum bonus opportunity of thirty-five percent (35%) of the then current salary for the preceding quarter to the extent that the Employee attains the maximum performance standards. The performance

Employment Agreement
Steven Hightower
Page -4-

standards applied to Executive shall be established no later than thirty (30) days following the Commencement Date, and may include individual and corporate objectives, as well as qualitative and quantitative standards.

         3.3 Stock Options. Pursuant to the HomeSeekers 1996 Stock Option Plan, HomeSeekers shall grant Employee 80,000 common stock options on the Commencement Date. Pursuant to the HomeSeekers 1996 Stock Option Plan, the per share price required to exercise each stock option granted hereunder shall be the closing bid price of the stock on the date of grant. One-third of the stock options granted hereunder shall vest on the first anniversary of the Commencement Date, provided that Executive remains employed by HomeSeekers. One-third of the stock options granted hereunder shall vest on the second anniversary of the Commencement Date, provided that Executive remains employed by HomeSeekers. The remaining one-third of the stock options granted hereunder shall vest on the third anniversary of the Commencement Date, provided that Executive remains employed by HomeSeekers. Each stock option granted hereunder shall have a life of three years after vesting.


SECTION 4. FRINGE BENEFITS.

         4.1 Welfare Benefit Plans. As Employee becomes eligible, Employee may participate in and shall receive benefits under welfare benefit plans, policies, and programs, including medical, dental, disability, and life insurance plans and programs made available by HomeSeekers to other peer employees of HomeSeekers.

         4.2 Retirement Plans. As Employee becomes eligible, Employee shall be entitled to participate in all retirement plans, policies and programs made available by HomeSeekers to other peer employees of HomeSeekers.

         4.3 Business Expenses. HomeSeekers shall reimburse Employee for all reasonable business-related expenses incurred by Employee in connection with his/her employment with HomeSeekers, including entertainment, travel, meals, and lodging in accordance with the policies, practices, and procedures in effect generally with respect to other peer employees of HomeSeekers.

         4.4 Changes by Company. HomeSeekers reserves the right to modify, suspend, or discontinue any and all of the above-mentioned plans, practices, policies, and programs at any time as long as such action is taken generally with respect to other peer employees of HomeSeekers.

SECTION 5 EMPLOYEE OBLIGATION.

         5.1 Duties and Position of Employee. Employee, as Executive Vice President of HomeSeekers' MSL 2000 Division, shall perform duties in accordance with the best interest of

Employment Agreement
Steven Hightower
Page -5-

HomeSeekers, subject to the direction and authority of the President of the MLS 2000 Division of HomeSeekers or their designee, provided that Employee shall not be required to accept any duties or responsibilities that are inconsistent with Employee's position, status, duties, responsibilities. The parties agree that during the performance of this Agreement, Employee shall remain located in and operate from Glen Ellen, California and Employer shall not require Employee to change their principal place of residence or business location for any reason. Employee shall travel on HomeSeekers business as is reasonably required in the discharge of his duties, but shall generally not be required to travel in excess of one-third of the time.

         5.2 Services to HomeSeekers only. The Employee shall devote their productive time, ability and attention during the normal working day to the business of HomeSeekers during the term of this Agreement. The Employee shall not directly or indirectly render any services of a business, commercial or professional nature to any person or firm that is engaged in a business similar to that of or in direct competition with the Employer without the prior written consent of Homeseekers.

         5.3 Company Policies. Employee agrees to abide by the policies, rules, regulations or usages applicable to Employee as established by HomeSeekers from time to time and provided to Employee in writing, and to perform the duties assigned to him, consistent with this Agreement, faithfully and loyally.

         5.4 Limitations on Authority. Employee shall comply with the policies set forth in HomeSeekers' document entitled "Delegation of Spending Authority," and all amendments thereto. Notwithstanding any other provision in this Agreement to the Contrary, Employee shall not take any of the following actions on behalf of HomeSeekers or any of its subsidiaries without the express, written prior approval of HomeSeekers' Chief Executive Officer:

                  (a)      Borrow or obtain credit or execute any guarantee;

                  (b) Permit any customer of HomeSeekers to become indebted to HomeSeekers;

                  (c) Purchase or cause the expenditure of funds for capital equipment;

                  (d)      Sell or transfer any capital asset of HomeSeekers;

                  (e) Execute any contract or make any commitment for the purchase or sale of HomeSeekers' products outside of the ordinary course of business;

                  (f)      Execute any lease of real or personal property; and

                  (g) Issue or cause to be issued any public announcement or press release with respect to HomeSeekers' financial results.

Employment Agreement
Steven Hightower
Page -6-

SECTION 6. ACCESS TO CONFIDENTIAL INFORMATION; NONCOMPETE.

         6.1 Covenant Not to Compete.

                  (a) Employee acknowledges that HomeSeekers has established its MLS 2000 Division for the purpose of providing, marketing, and servicing Internet based MLS systems. The above enumerated items are the Internet multiple listing service activities of Homeseekers as of the date of this Agreement. Employee acknowledges that Employee has been employed in a management capacity by Terradatum, which is in the business of providing, marketing, and servicing Internet based MLS systems. Employee acknowledges that, by virtue of the closing of the Agreement and Plan of Merger, Terradatum has been merged into a subsidiary of HomeSeekers and has thereby become a subsidiary of HomeSeekers, and that the confidential information, customers, and other assets of Terradatum have become the property of HomeSeekers and its subsidiaries. Employee acknowledges that, in connection with the foregoing, HomeSeekers and its subsidiaries have accumulated valuable Confidential Information including, but not limited to, trade secrets, know-how, technology, contracts, copyrights, trademarks, patents, software, products, proprietary information, marketing plans, sources of supply, business strategies, customer lists, prospects, source codes, object codes, and other intellectual property and business records (the "Confidential Information"). The Employee recognizes and acknowledges that all such Confidential Information shall be and remain the property of HomeSeekers. The Employee further acknowledges that, as a key management employee, the Employee will be involved, on a high level, in the development, implementation and management of the business strategies and plans of HomeSeekers. By virtue of the Employee's unique and sensitive position and special background, employment of the Employee by a competitor of HomeSeekers represents a serious competitive danger to HomeSeekers, and the use of Confidential Information about HomeSeekers' business, strategies and plans can and would constitute a valuable competitive advantage over HomeSeekers.

                  (b) In view of the foregoing, Employee agrees to maintain as secret and confidential all Confidential Information described in Section 6.1(a) of this Agreement relating to HomeSeekers and its subsidiaries. During Employee's employment by HomeSeekers and after the termination of Employee's employment, Employee shall not, without prior written authorization and consent of HomeSeekers' Chief Executive Officer, or as may otherwise be required by law or legal process, use or communicate or disclose any such Confidential Information for as long as such Confidential Information remains confidential.

                  (c) In view of the foregoing, Employee covenants and agrees that during the period of Employee's employment and for a period of one (1) year thereafter Employee shall not directly or indirectly:

                           (i) entice, persuade, or induce any individual who
presently is, or at any time during the period of his employment hereunder was an employee of HomeSeekers or any

Employment Agreement
Steven Hightower
Page -7-

HomeSeekers subsidiary, to terminate or refrain from renewing or extending his or her employment with HomeSeekers, Terradatum, or any other HomeSeekers subsidiary or to become employed by or enter into a contractual relationship with Employee or a business in which Employee is involved in business activities which are directly in competition with the Internet MLS business activities of HomeSeekers, Terradatum, or any other HomeSeekers subsidiary;

                           (ii) engage or be engaged, in any capacity, directly
or indirectly, including but not limited as employee, agent, consultant, partner, joint venturer, independent contractor, manager, executive, owner or security holder (except as a passive investor holding less than a 5% equity interest in any enterprise) in any business entity engaged in business activities which are directly in competition with the Internet MLS business activities of HomeSeekers, Terradatum, or any other HomeSeekers subsidiary;

                           (iii) call upon any person who is, at that time, an
employee of HomeSeekers or any HomeSeekers subsidiary in a management capacity for the purpose or with the intent of enticing such employee away from or out of the employ of HomeSeekers or any HomeSeekers subsidiary;

                           (iv) call upon any person or entity which is, at that
time, or which has been, within one (1) year prior to that time, a customer of HomeSeekers or any HomeSeekers subsidiary for the purpose of soliciting or selling products or services in direct competition with the Internet MLS business activities of HomeSeekers or any HomeSeekers subsidiary;

                           (v) call upon any prospective acquisition candidate
of HomeSeekers or any HomeSeekers subsidiary, on the Employee's own behalf or on behalf of any competitor.

                           (vi) disclose or contact customers, whether in
existence or proposed, of HomeSeekers or any HomeSeekers subsidiary to any person, firm, partnership, corporation or business for any reason or purpose which is directly competetive with the Internet MLS business activities of HomeSeekers or any HomeSeekers subsidiary.

The geographic scope of this covenant not to compete shall be any market in which HomeSeekers or any HomeSeekers subsidiary displays real estate listings or markets multiple listing services.

         6.2 Continuing Obligations. Subject to the limitations of Section 6.1(c), this entire Section 6 of this Agreement shall survive the termination or expiration of this Agreement. Employee agrees that, for one (1) year following his termination of employment with HomeSeekers, Employee shall keep HomeSeekers informed of the identification of Employee's employer and the nature of such employment or of Employee's self-employment.

Employment Agreement
Steven Hightower
Page -8-

         6.3 Injunctive Relief. The parties agree and acknowledge that the restrictions contained in this Section are reasonable in scope and duration, and are necessary to protect HomeSeekers and its subsidiaries. The parties intend that the covenants contained in this Section shall be construed as a series of separate covenants, (a) one for each country, county, city and state (or comparable political subdivision) in the Restricted Territory, and, within such territorial divisions, (b) one for each month to which the Member is bound by such covenants. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding paragraphs. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in such paragraphs, then such unenforceable covenant (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced by such court. It is the intent of the parties that the covenants set forth herein be enforced to the maximum degree permitted by applicable law. In the event that the provisions of this Section should ever be deemed to exceed the scope, time or geographic limitations of applicable law regarding covenants not to compete, then such provisions shall be reformed to the maximum scope, time or geographic limitations, as the case may be, permitted by applicable laws. The parties further agree and acknowledge that any breach of this Section will cause irreparable injury to HomeSeekers and upon any breach or threatened breach of any provision of this Section, HomeSeekers shall be entitled to injunctive relief, specific performance or other equitable relief, without the necessity of posting bond.

         6.4 Other Remedies. The undertakings herein shall not be construed as any limitation upon the remedies HomeSeekers might, in the absence of this Agreement, have at law or in equity.

SECTION 7. GENERAL PROVISIONS.

         7.1 Entire Agreement. This Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter.

         7.2 Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. The failure of any party to enforce any of the provisions of this Agreement shall not be deemed a waiver of any provisions or of the right of the party thereafter to enforce any provisions.

         7.3 Assignment. This Agreement is personal to Employee and shall not be assigned by Employee. Any such assignment shall be null and void.

         7.4 Severability. In case any provision of this Agreement shall, for any reason, be held to be invalid, unenforceable, or illegal, such provision shall be severed from this Agreement, and such invalidity, unenforceable or illegality shall not affect any other provisions of this Agreement.

Employment Agreement
Steven Hightower
Page -9-

         7.5 Counterparts; Facsimile. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Executed copies of this Agreement of this Agreement may be delivered by facsimile, and delivery of executed facsimile copies to the parties and their counsel shall be deemed to be a delivery of a duplicate original and sufficient delivery to result in entry to this Agreement by the transmitting party; provided, however, that within ten
(10) days thereafter a signed duplicate original shall be forwarded to the party to whom a facsimile copy was forwarded.

         7.6 Governing Law, Jurisdiction and Waiver of Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada regardless of the fact that any of the parties hereto may be or may become a resident of a different country, state, or jurisdiction. Any suit or action arising out of this Agreement shall be filed in a court of competent jurisdiction within the County of Washoe, State of Nevada. The parties hereby consent to the personal jurisdiction of such courts within Washoe County, State of Nevada. The parties hereby waive any objections to venue in such courts within Washoe County, State of Nevada.

         7.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered (and shall be deemed delivered) by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and facsimile numbers (or to such other addresses or facsimile numbers which such party shall designate in writing to the other party):

                  (a)      if to HomeSeekers:

                           HomeSeekers.com, Incorporated
                           6490 South McCarran Blvd., Suite 28
                           Reno, NV  89509
                           Attn: Greg Costley, Chairman/CEO
                           Telephone:  (775) 827-6886
                           Facsimile: (775) 827-8182

                           with a copy to:

                           Jenkins & Carter
                           501 Hammill Lane
                           Reno, NV  89511
                           Attn: Nathan M. Jenkins, Esq.
                           Telephone: (775) 829-7800
                           Facsimile: (775) 829-0511

Employment Agreement
Steven Hightower
Page -10-

                  (b)      if to the Employee:

                           Steven Hightower
                           8300 Sonoma Mountain Road
                           P.O. Box
                           Glen Ellen, CA  95442
                           Telephone:  (707) 938-1969
                           Facsimile:  (707) 938-1345

                           with a copy to:

                           Law Offices of Thomas C. Dashiell
                           151 El Camino Road
                           Berkely, CA  94705
                           Telephone:  (510) 655-2170
                           Facsimile:  (510) 655-2096

         7.8 Attorneys' Fees. In the event of any dispute between the parties arising out of this Agreement, the prevailing party shall be entitled, in addition to any other rights and remedies it may have, to recover its reasonable attorney fees and costs.

         7.9 Acknowledgment by Employee. Employee represents that he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he has read this Agreement, and that he understands its terms. Employee acknowledges that prior to assenting to the terms of this Agreement he has been given a reasonable time to review it, to consult with counsel of his own choice, and to negotiate at arms length with HomeSeekers as to its terms and contents.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                   HOMESEEKERS.COM, INCORPORATED, a
                                   Nevada corporation



                                   By: /s/ Greg Johnson
                                       ----------------------------
                                   Name:  Greg Johnson

                                   Title:  Director and Chief Technology Officer

Employment Agreement
Steven Hightower
Page -11-



                                   EMPLOYEE


                                   /s/ STEVEN HIGHTOWER
                                   ------------------------------------------
                                   STEVEN HIGHTOWER